OIL AND GAS LEASE

THIS AGREEMENT MADE this 14th day of June, 2010, between Carol Ann Adamson individually, whose address is 13207 Loma Vallejo, San Antonio, Texas 78233; Carol Ann Adamson as Trustee of the Sandra Jym Adamson Trust, whose address is 13207 Loma Vallejo, San Antonio, Texas 78233; and Carol Ann Adamson as agent and attorney-in-fact for Sandra Jym Adamson, whose address is 13207 Loma Vallejo, San Antonio, Texas 78233, hereinafter called Lessor, and UHC Petroleum Corporation, whose address is 22762 Westheimer Parkway, Suite 515, Katy, Texas 77450, hereinafter called Lessee.

W I T N E S S E T H

1. Lessor in consideration of Ten and No/100 ($10.00) and other valuable cash consideration receipt of which is hereby acknowledged for the royalties herein provided and of the covenants, agreements and obligations hereinafter contained on the part of Lessee to kept and/or performed and upon the conditions and with the limitations hereinafter set forth and contained, hereby grants, leases and lets unto Lessee, its successors and assigns, the land covered hereby for the purposes and with the exclusive right of exploring, drilling and operating for, producing and owning oil and gas, together with the right to make surveys on said lands, lay pipelines that are necessary or useful in Lessee's operations in exploring, drilling for, producing, treating, storing and transporting oil and gas produced from the land covered hereby. The land covered hereby, herein "said land" is all of the following described land:

All of Section 175, Abstract No. 762, C.C.S.D.&R.G.N.G.R.R. Survey, Edwards County, Texas, insofar and only insofar as described lands cover from the surface to a depth of 1,500 feet beneath the surface.

For the purpose of determining the amount of any bonus or other payment hereunder, said lands shall be deemed to contain 665.0 acres, whether actually containing more or less.

Lessor expressly reserves all minerals other than oil and gas, and equal and concurrent rights of occupancy, use, and possession for use of said surface for whatever purpose Lessor desires as well as for exploration and production of minerals other than oil and gas. As used herein, "oil and gas" means all oil, gas and associated liquids, liquefiable, and gaseous hydrocarbons.

2. Subject to the other provisions herein contained, this Lease shall be for a term of **three (3) years** from this date (called "Primary Term") and as long thereafter as oil or gas is produced in paying quantities from said land, or operations as described below are continuously prosecuted as hereinafter provided on said land, or this Lease is continued in force under any other provision hereof. "Paying quantities" as used in this Lease shall mean the interest in production of oil and gas acquired by Lessee herein after the deduction of (1) royalties provided for herein, and (2) all of the non-cost-bearing leasehold burdens of whatever nature created by Lessee, its heirs, successors, and assigns, sufficient to yield a return in excess of operating expenses. "Operating expenses" for purposes hereof shall mean expenses of operation, including overhead expenses, but excluding drilling and equipping expenses. All of the foregoing shall be calculated for the immediately preceding twelve (12) consecutive calendar months.

3. When production of oil and/or gas is secured during the term of this lease, Lessee agrees to pay or cause to be paid to Lessor at its address shown above:

(a) Oil. Royalty payable on oil, which is defined as including all hydrocarbons produced in a liquid form at the mouth of the well and all condensate, distillate and other liquid hydrocarbons recovered from oil or gas run through a separator or other equipment as hereinafter provided, shall be **twenty percent (20%)** part of the gross production or the market value thereof at the option of Lessor, such market value to be determined by (1) the highest posted price plus premium, if any, paid for oil, condensate, distillate or other liquid hydrocarbons respectively of a like, type and gravity in the general area where produced and when run or (2) the gross proceeds of the sale thereof plus premium, whichever is greatest. Notwithstanding any other provision herein contained, the proceeds received by Lessee is a bona fide arms length transaction with a non-affiliate shall be deemed to be market value for purposes of this paragraph 3. Lessee agrees that before any gas produced from the lease premises is sold, used, or processed in

a plant, it will be run free of cost to the parties entitled to royalties through an adequate oil and gas separator of conventional type, or other equipment at least as efficient, so that all liquid hydrocarbons recoverable from the gas by such means will be recovered. In the event that Lessor elects to take its share of oil or liquid hydrocarbons in kind, such production shall be delivered without charge, at Lessor's option, to Lessor at the wellhead or to Lessor's credit into either the Lease storage facilities or the purchaser's transportation facilities.

(b) Non-Processed Gas. Royalty on any gas which is sold or used off the leased premises is defined as all hydrocarbons and gaseous substances not defined as oil in subparagraph (a) above produced from any well on said land (except as provided herein with respect to gas processed in a plant where the extraction of gasoline, liquid hydrocarbons or other products) shall be **twenty percent (20%)** part of the gross production or the market value thereof at the option of Lessor, such value to be based on the highest price paid for gas of comparable quality in the general area where produced and when run, or the gross price paid to the producer, whichever is greater, delivered to the pipeline connection; provided that the maximum pressure base in measuring the gas under this lease shall not at any time exceed 14.65 pounds per square inch absolute and the standard base temperature shall be 60 degrees Fahrenheit, correction to be made for pressure according to Boyle's Law and for specific gravity according to tests made by the Balance Method or by the most approved method of testing being used by the industry at the time of testing. Notwithstanding any other provision herein contained, the proceeds received by Lessee is a bona fide arms length transaction with a non-affiliate shall be deemed to be market value for purposes of this paragraph 3.

(c) Processed Gas. Royalty on any gas processed in a gasoline plant or other plants for the recovery of gasoline or other liquid hydrocarbons shall be **twenty percent (20%)** part of the residue gas and the liquid hydrocarbons extracted or the market value thereof at the option of Lessor. All royalties due herein shall be based on one hundred percent (100%) of the total plant production of residue gas attributable to gas produced from this lease and on that percent accruing to Lessee of the total plant production of liquid hydrocarbons attributable to the gas produced from this lease, provided that if liquid hydrocarbons are recovered from gas processed in a plant in which Lessee (or its parent, subsidiary, or affiliate) owns an interest, then the percentage applicable to liquid hydrocarbons shall be seventy percent (70%) or the highest percent accruing to a third party processing gas through such plant under a processing agreement negotiated at arm's length (or if there is no such third party the highest percent then being specified in processing agreements or contracts in the industry), whichever is greater. The respective royalties on residue gas and on liquid hydrocarbons shall be determined in the same manner as in paragraphs 3(a) and 3(b) above, respectively, F.O.B. at the plant in which said gas is processed.

(d) Other Products. Royalty on carbon black, sulphur, or any other products produced or manufactured from gas (excepting liquid hydrocarbons), whether said gas be "casinghead," "dry," or any other gas, by fractionating, burning, or any other processing, shall be **twenty percent (20%)** part of the gross production of such product or the market value thereof at the option of the Lessor, such market value to be determined on the basis of the highest price paid for each product for the same month in which such product is produced, at the plant or at the point of sale in an arms-length transaction, whichever is greater.

4. Lessee agrees that all royalties accruing under this Lease (including those paid in kind) shall be without deduction for the cost of producing, gathering, storing, separating, treating, dehydrating, compressing, processing, transporting, and otherwise making the oil, gas, and other products hereunder ready for sale or use.

5. If Lessee enters into a Gas Purchase Contract which contains what is commonly referred to as a "take or pay provision" (such provision meaning that the gas purchaser agrees to take delivery of a specified minimum volume or quantity of gas over a specified term at a specified price or to make minimum periodic payments with producer for gas not taken by the purchaser) and the purchaser under such Gas Purchase Contract makes payments to Lessee by virtue of such purchaser's failure to take delivery of such minimum volume or quantity of gas, then Lessor shall be entitled to **twenty percent (20%)** of all such sums paid to Lessee or

producer under the "pay" provisions of such Gas Purchase Contract. Said royalty payments shall be due and owing to Lessor within sixty (60) days after receipt of such payments by Lessee. Any royalty payments made to Lessor under the "pay" obligation of any "take or pay" Gas Purchase Contract shall be applied as a credit towards Lessee's royalty obligation. If the gas purchaser makes up such gas within the period called for in the gas contract, and Lessee is required to give such purchaser a credit for gas previously paid for but not taken, then Lessor shall not be entitled to royalty on such make-up gas. If Lessee is not producing gas in paying quantities from the lease premises but is receiving payments under the "pay" portion of such "take or pay" gas purchase contract provision, such payments shall not relieve Lessee of the duty to make shut-in royalty payments if Lessee desires to continue this lease, but such "take or pay" royalty payments shall be applied as a credit against any shut-in royalty obligation of the Lessee. Lessor shall be a third party beneficiary of any gas purchase contract and/or transportation agreement entered into between Lessee and any purchaser and/or transporter or pipeline company of Lessor's gas, irrespectively of any provision of said contracts to the contrary. Lessor, upon written request of Lessee, shall furnish to Lessor a complete executed copy of any Gas Purchase Contract covering the land.

6. Notwithstanding anything contained in paragraph 3 or elsewhere in this Lease to the contrary, Lessor at any time and from time to time on sixty (60) days prior notice in writing to Lessee may require that payment of all or any part of the royalties accrued to Lessor under this lease on oil, gas, or any product be made in kind effective as of the first day of the calendar month next following the expiration of said sixty (60) day period, or if payment of any such royalties are then being made to Lessor in kind, may require that such in kind payment cease and that payment of such royalties thereafter be made as provided in paragraph 3 of this lease. In the event Lessor elects to take in kind, Lessee shall make all its leasehold and pipeline facilities available for Lessor's use without charge or deduction therefor.

7. Notwithstanding provisions of Paragraph numbered three (3) herein to the contrary, if gas should be discovered on said land in paying quantities and such substance or substances are not being sold or used and this lease is not otherwise maintained in force, Lessee may pay as royalty (called "shut-in royalty") the sum of Two Thousand Dollars ($2000.00) per well each year, provided that such payments may be made without proration for periods of less than one year, but in no event can Lessee maintain this lease solely by such shut-in royalty payments for a period exceeding two (2) years in the aggregate. Said payments may be mailed to Lessor at its address stated herein on or before 90 days after the well is shut-in or the lease ceases to otherwise be maintained under any provision hereof, and annually thereafter.

8. Within ninety (90) days following the date of first sale of oil and/or gas produced from the leased premises, all royalties from such production due Lessor by virtue of this Lease shall be paid to Lessor or its agent, successors, and/or assigns, and such royalties shall be paid on a monthly basis thereafter without the necessity of Lessor executing a division or transfer order. From and after the date the initial payment is made all further payments of royalty shall be made within thirty (30) days following the last of the month during which oil production occurred and within sixty (60) days following the last of the month during which gas production occurred. Any royalties provided for in this Lease which are suspended or not paid to Lessor within the time period specified therefore shall accrue interest at the highest non-usurious rate of interest allowed by law from due date until paid. Acceptance by Lessor of royalties which are past due shall not act as a waiver of its rights to receive or recover any and all interest due thereon under the provisions hereof.

9. Lessee may at any time and from time to time execute and deliver to Lessor or file for record a release or releases of this Lease as to any part or all of said land. At such time as this Lease or a portion thereof has terminated and Lessor makes a demand for a release of this Lease as to the terminated portions, Lessee shall promptly execute and deliver such release to Lessor. If Lessee fails to deliver such release after thirty (30) days from receipt of Lessor's written request, Lessor may file of record an affidavit of termination describing the land as to which this Lease has terminated, which shall be deemed conclusive as against Lessee and thereafter Lessee shall be relieved from any obligations which may accrue subsequent to the date of recording with respect to the terminated portions of this Lease.

10. Subject to the provisions of Paragraph 11 hereof, if after the expiration of the Primary Term the production of oil or gas should cease from any cause, this lease shall remain in force as long as additional drilling or reworking operations are conducted upon said land with no

cessation of more than ninety (90) consecutive days in a good faith effort to discover and produce oil or gas. If, at the expiration of the primary term, oil or gas is not being produced on said land but Lessee is then engaged in actual drilling, reworking or completion operations on said land, this Lease shall remain in force so long as operations are prosecuted with no cessation of more than ninety (90) consecutive days and if such operations result in production of oil or gas, so long thereafter as oil or gas is produced in paying quantities from said land.

11. Notwithstanding anything contained herein to the contrary, at the end of the Primary Term, this Lease shall terminate as to all of the leased premises not then included in a spacing or production unit allocated to a well capable of producing oil or gas in paying quantities unless Lessee is then conducting drilling or reworking operations or has completed or plugged and abandoned a well within ninety (90) days prior to the expiration of the primary term. In either event, this Lease shall remain in force so long as Lessee is engaged in continuous drilling operations on said land or on lands pooled therewith. Such operations shall be deemed continuous if not more than one hundred twenty (120) days elapse between cessation of drilling on one well and the commencement of actual drilling operations on the next well. Upon cessation of continuous drilling operations or expiration of the Primary Term, whichever is later, this Lease shall terminate as to all lands and depths covered hereby except the spacing or production units provided for as follows:

(a) If Lessee has completed a vertical well on said land which is producing, or capable of producing, oil or gas in commercial quantities, then this Lease shall continue in effect as to a tract of forty (40) acres (plus 10% tolerance) around each such well.

(b) If Lessee has completed a vertical well on said land which is producing, or capable of producing, gas in commercial quantities, then this Lease shall continue in effect as follows:

(c) If Lessee has completed a well on said land capable of producing either oil or gas and said well is a horizontal drainhole type well as defined in accordance with Texas Railroad Commission regulations, this Lease shall continue in effect as to the minimum acreage around such well provided above for vertical wells, plus such additional acreage as said well may be entitled to pursuant to Rule 86 of the Texas Railroad Commission.

In the event any federal or state law, or any order, rule or regulation of the Texas Railroad Commission or other government authority prescribes a spacing pattern for the development of the field, or allocates a producing allowable in whole or in part based on acreage per well, then the producing proration unit retained hereunder may include as much additional acreage as may be necessary to conform to such order, rule, or regulation. The acreage around each well shall be in as near the form of a square or rectangle as possible with the well at or within 300 feet of the center, as nearly as reasonably practical, except that in the case of a horizontal drainhole, as defined by Texas Railroad Commission rules, the well need not be within 300 feet of the center.

Lessee shall promptly execute and deliver to Lessor a recordable release of this Lease as to the lands and depths as to which the Lease has terminated. Upon such partial termination, each retained producing proration unit shall become a separate lease subject to all the terms and provisions hereof so that production and/or operations from one producing proration unit shall not constitute production and/or operations on any other proration unit. Lessee shall designate in writing the acreage to be retained within thirty (30) days after cessation of continuous drilling operations or Lessor shall be entitled to exercise its rights pursuant to paragraph 9. So long as this Lease remains in force as to any part of said land, any portion of the land as to which this Lease expires may, nevertheless, be used by Lessee, its successors and assigns, to the extent reasonably necessary for ingress and egress for gathering, transporting, treating and processing oil and/or gas produced from the land as to which this Lease remains in force. If at any time after the expiration of continuous drilling operations, the applicable field rules for said wells are changed or the well or wells located thereon are reclassified as oil or gas wells so that less acreage is thereafter required to be allocated to said well or wells for spacing purposes, this Lease shall thereupon terminate as to all acreage not thereafter included in a proration unit allocated to said well or wells for spacing purposes unless Lessee commences continuous drilling operations on the unproductive acreage within one hundred eighty (180) days after the applicable

field rule is effective. In the event of such release, to the extent practicable, Lessee shall release acreage that is entirely contiguous.

12. Lessee shall have the use, free from royalty, of oil and gas produced from said land in all operations hereunder.

13. Without Lessor's advance written consent, Lessee shall not have the right to use water from the land covered hereby for any operations and obligates itself to protect the potable water in, under, and on said Lease premises from contamination from oil and gas operations. When requested by the surface owner, Lessee shall leave sufficient casing in any well drilled so that said well may be converted to a water well; however, for such casing left in any well at said request, surface owner shall pay Lessee the reasonable estimated salvage value of said casing less the reasonable estimated cost of removal and transportation to the nearest point of sale of said casing and salvage.

14. The provisions of this Lease shall extend to and bind the heirs, successors, and assigns of the parties hereto and shall constitute covenants running with the land hereby leased. Lessee shall furnish to Lessor the complete address and telephone number of any Assignee of this Lease, and a recorded copy of any and all assignments of this Lease. No assignment by Lessee shall be effective until Lessor has been furnished with a copy of such assignment as provided herein.

No change or division of the ownership of said land, royalties, or other monies or any part hereof however effected, shall increase the obligation or diminish the rights of Lessee including, but not limited to, the location and drilling of wells and the measurement of production. Notwithstanding any actual or constructive knowledge or notice thereof to Lessee, its successors or assigns, no change or division of the ownership of said lands or of the royalties or other monies or the right to receive the same shall be binding upon the then record owner of this Lease until thirty (30) days after such record owner has been furnished written notice of such change or division supported by either original or duly certified copies of the instruments which have been properly filed for record which evidences such change of division and of any such court records and proceedings, transcripts, or other documents as shall be necessary to establish the validity of such division or change. If any such change in ownership occurs by reason of the death of the owner, Lessee may nevertheless pay or tender such royalties or other monies or a part thereof to the credit of the decedent at the address provided for herein until Lessee receives notice that a Personal Representative of the decedent's estate has qualified according to law.

15. Lessee agrees to fully defend, protect, indemnify, and hold harmless Lessor, its employees and agents from and against each and every claim, demand, action, cause of action, or lawsuit, and any liability, cost, expense, damage, or loss, including environmental, and including attorney's fees and court costs, that may be asserted against Lessor or Lessee by any third party, including Lessee's employees and agents arising from or on account of any operations conducted by Lessee or for the benefit of Lessee on the Lease premises. Any assignment of this Lease shall be deemed to contain indemnification language to the benefit of Lessor obligating the assignee to assume all liabilities of the prior assignor to Lessor, but such assignment shall not excuse the assignor from any accrued liability under this Lease.

16. This Lease is executed without warranty, express or implied. If Lessor owns less than the entire estate in oil and gas in all or any part of said land, then the royalties and other monies (except shut-in gas royalties) accruing from that part of the lease premises for which this Lease covers less than the full interest shall be paid only in the proportion to which the interest, if any, covered by this Lease bears to the whole and undivided fee simple estate in such land. All royalty interests covered by this Lease (whether or not owned by Lessor) shall be paid out of the royalty herein provided.

17. In the event that, after the date of this Lease, a well or wells are brought in on adjacent land and draining a portion of the Lease premises, Lessee agrees, within one hundred and twenty (120) days after such well commences actual production, to commence drilling an offset well or wells as are necessary to prevent drainage. In lieu of drilling an offset to any such oil or gas well, Lessee shall have the option of either (a) releasing this Lease as to the geologic formation which corresponds with that being produced in the offset well and within a tract of land in as near the form of a square as possible and constituting what would be the maximum size proration unit established in conformity with the field rules or spacing regulations prescribed

or permitted with respect to such offset well, with Lessee retaining all other rights within such tract, or (b) pay Lessor monthly, as compensatory royalty, a sum equal to the royalty which would be payable under this Lease on the production from such offset well had same been produced from the above lease premises and, as long as Lessee pays such royalty in lieu of drilling an offset well, Lessee shall have satisfied its offset obligation to Lessor as to such well.

18. At such time as Lessee elects to plug and abandon a well or wells, Lessee shall notify Lessor in writing, whereupon Lessor shall have thirty (30) days in which to elect in writing to take over such well in its then-existing status and pay Lessee the reasonable salvage value of the equipment in and on such well less the reasonable costs of salvaging the same. If Lessor so elects to take over such well, Lessee shall, as to such well, release such well and lease unto Lessor and assign unto Lessor all other leasehold estates it may own with respect to such well, together with the proration unit allocable thereto down to the total depth drilled in such well, plus one-hundred feet (100'). Lessor's rights in this paragraph shall be cumulative of the rights retained in paragraph 13.

19. This Lease may not be pooled or unitized except with the express written consent of Lessor. Notwithstanding any provision of this Lease to the contrary, Lessor does not purport to lease the interest of any other party in the land covered by this Lease. Should Lessor's interest in any land covered by this lease be subject to a non-participating royalty owned by others, this Lease shall not be considered an offer to pool such royalty, and said land shall be considered a separate tract for all purposes except the continuation of this Lease as to such land by continuous drilling operations as provided herein.

20. Should Lessee be prevented from complying with any express or implied covenants of this Lease, from conducting drilling or reworking operations thereon, or from producing oil or gas therefrom by operation of force majeure, or by any federal or state law or any order, rule, or regulation of governmental authority, then while so prevented, Lessee's obligation to comply with such covenant shall be suspended and Lessee shall not be liable in damages for failure to comply therewith and the time provided for compliance shall be extended while and so long as Lessee is prevented by any such cause from conducting drilling or reworking operations or from producing oil or gas from the said land, and the time while Lessee is so prevented shall not be counted against Lessee. However, nothing herein shall excuse Lessee from paying, or extend the time for paying, any royalty, shut-in gas royalty, or other payment payable in money hereunder, or serve to extend the primary term of this Lease beyond five (5) years from the date hereof.

21. Except as otherwise provided herein, Lessee shall have the right at any time during or within six (6) months after the expiration of this Lease as to any portion of said land, to remove all property and fixtures placed by Lessee on any such portion of said land, including the right to draw and remove all casing, then belonging to Lessee and not taken over by Lessor under some other provision of this Lease. If Lessee fails to remove such property and fixtures within said six (6) months, such property and fixtures shall be owned by Lessor; provided, however, Lessee shall not be relieved of its liability to plug any well so abandoned.

22. Lessee agrees to notify Lessor in writing of the location of all wells to be drilled on the leased premises not later than ten (10) days prior to commencement of operations and shall provide copies of all reports filed with the State when filed, including permit applications, completion, plugging, and production reports. In addition, upon the request of Lessor, Lessee shall provide Lessor, free of cost, with copies of logs, mud logs, results of drill stem tests, pressure tests, daily drilling reports, samples, cores, or other test data acquired by Lessee; provided, however, that this provision shall not obligate Lessee to acquire any such data, and Lessor's right to request any such data shall be subject to any license or contract term restricting Lessee's right to disseminate such data.. Upon Lessor's request, Lessee shall further provide Lessor with copies of any velocity surveys and seismic lines hereafter shot covering the leased premises along with data obtained from such surveys, including topographic base maps showing line locations, field tapes, observer notes, and associated support data at Lessor's expense, such expense to be limited to the actual cost of reproduction only; provided, however, that this provision shall not obligate Lessee to acquire any such data, and Lessor's right to request any such data shall be subject to any license or contract term restricting Lessee's right to disseminate such data. Lessee agrees that all information requested by Lessor pursuant to this paragraph shall be furnished within thirty (30) days from the time such information and data is acquired by Lessee. Lessor agrees that during the term of the Lease,

proprietary information so provided will be held confidential at all times and will not be released or shown to any third parties (except Lessor's consultants, wholly-owned subsidiaries, or duly authorized representatives) without first obtaining consent of Lessee. In addition, Lessor or Lessor's duly authorized representatives, at their sole risk and expense, shall have access to each well drilled hereunder and to the drillsite thereof, including the derrick floor of any drilling well, and access to any and all information secured from the drilling of each well, as secured, including, but not limited to, samples of all cuttings and cores which may be taken and all analyses thereof.

23. Unless and until Lessor notifies Lessee to the contrary, all information, notices, etc. furnished to Lessor shall be forwarded to the Lessor's address, as stated in the first paragraph of this Lease. Any and all payments of royalties to which Lessor shall be entitled shall be tendered by check or draft separately to the Lessor's address, as stated in the first paragraph of this Lease.

24. In the event Lessee obtains any updated abstracts of title covering the leased acreage, at such time as Lessee has completed its examination of title and/or title curative, such abstracts shall be delivered to and become the property of Lessor. Lessor shall thereafter make such abstracts reasonably available to Lessee during the term of this lease. In the event Lessee obtains a title opinion covering the leased acreage, Lessee shall furnish Lessor with a copy thereof, without warranty of any information contained therein. Lessor agrees to make available to Lessee for title examination purposes any abstracts of title in his possession covering the leased acreage, or any portions thereof, for reasonable periods during the term of this lease.

25. As part of the moving consideration for this Lease, Lessee by its acceptance hereof covenants and agrees with Lessor that the owner of the surface estate or any of its partners or companies or business owned or operated by partners of surface owner shall have a first preferential right to sell to Lessee or its contractors or assignees, any sand, gravel, or caliche, or any one of them, which Lessee or any of its successors, assigns, agents, or independent contractors might need incident to any exploration or development operations under the terms hereof; provided that, if Lessee determines in its sole discretion that Lessor's rates for such materials are not competitive, Lessee may purchase such materials from any available source.

26. With respect to actual operations conducted by Lessee on said land, it is agreed by and between Lessor and Lessee as follows:

(a) No well, tank battery, or other surface production or marketing facility of Lessee shall be located within one thousand feet (1,000') of any residence or barn or within six hundred feet (600') of any water well or tank now located or hereafter to be located on said land without Lessor's prior written consent. The location for each well, tank battery, road, or right of way for a pipeline or flow line shall use only so much of the surface as is necessary to conduct operations under this Lease in a reasonable and prudent manner. Lessee agrees to maintain any roads on said land used by Lessee, or its permitees, in good repair and condition at all times. In the event that a drillsite, proposed drillsite, or tank battery facility is not served by an existing all-weather road, Lessor may require that Lessee construct an all-weather road for access to such drillsite or tank battery facility. Notwithstanding the foregoing, no new road shall be constructed by Lessee without first securing the consent of Lessor as to the location of such road, and all new roads shall be constructed and maintained with caliche at Lessee's cost and expense; provided that no caliche or gravel from said land shall be used by Lessee in its operations under this Lease without the advance written consent of and payment to Lessor. Lessee shall install adequate bridges or culverts wherever any new road constructed by Lessee crosses a natural stream or drainage, and all roads and any pipelines laid by Lessee shall be so constructed and laid as not to interfere with the natural flow of surface waters or with drainage.

(b) At Lessor's request, all pipelines equal to or greater than 4" in diameter laid by Lessee on said land shall be buried to a depth of at least thirty-six inches (36") below the surface where reasonably practicable, and the area occupied by all buried pipelines, after installation, replacement, or repair, shall be backfilled and tamped, and otherwise restored as nearly as practical to its condition prior to installation, replacement, or repair. At Lessor's request, Lessee agrees to bury

pipelines less than four inches (4") in diameter which interfere with Lessor's ranching or agricultural operations. In the event Lessee shall obtain commercial production of oil and/or gas from said land pursuant to the terms hereof, Lessee shall have the right to install electrical power lines on said land for the purpose of operating equipment used in producing, operating, processing or transmitting gas or other hydrocarbons produced from said land. The location and method of installation of such electrical power lines shall be approved by Lessor prior to commencement of installation and Lessee shall pay to Lessor reasonable damages for such installation.

(c) All operations conducted by Lessee on said land shall be conducted in accordance with all applicable environmental laws and regulations and in such manner as will least materially interfere with the ranching and agricultural operations of Lessor on said land, and, in this connection, Lessee shall use its best efforts not to permit any salt water, oil, or other substance resulting from Lessee's operations to stand on or flow over Lessor's land, but shall confine the same at or near the respective production facilities and shall otherwise handle and dispose of the same in such manner as will prevent pollution and be in conformity with law and with the rules and regulations of the Railroad Commission of Texas or other governmental authority having jurisdiction. All operations of Lessee on said land shall be conducted in such a manner that Lessee shall use its best efforts to prevent the contamination of any and all waters in, under, or on said land whether in surface tanks or any other type of storage, in creek beds or river beds, and any and all surface and subsurface water bearing strata or formations. Lessee shall construct and maintain fences around each site of Lessee's surface facilities (including but not limited to tank batteries and slush pits, but excluding drilling sites) sufficient to keep all livestock of Lessor out of such sites. Lessee shall, at Lessor's election, install and/or maintain bump gates or cattle guards, as directed by Lessor, capable of turning livestock at all openings in fences crossed by Lessee or others in conducting operations under this Lease. All cattle guards shall be built at least fifteen inches (15") above the ground level, shall be at least ten feet (10') wide and shall be sufficient to turn livestock, and all cattle guards in fences on the boundary of said land, whether such fences adjoin public roads or adjacent lands of others, shall contain a metal gate and shall be kept locked at Lessor's request and a key furnished to Lessor. The bump gates and cattle guards shall be maintained in good operating condition for so long as Lessee continues to use them for access to said land and shall be left intact for Lessor's use. Lessee shall not cut any fence for any purpose or install any cattleguards or gates in any fence without first having obtained the approval of Lessor, which approval shall not be unreasonably withheld. All openings in fences shall be made by using "H" braces constructed of pipe of at least four inches (4") in diameter on both sides of the opening and shall be secured by using a "deadman." All gates, whether installed by Lessee or Lessor, shall be kept closed at all times when not actually in use to prevent the escape of livestock. In the event that any gate installed by Lessee is removed, Lessee shall repair the fences and leave the fences thereafter in as good condition as when the fences were cut, using the same type of net or barbed wire as on existing ranch fences.

(d) Lessee shall keep the surface of said land neat and clean and shall remove all waste material and debris resulting from Lessee's operations on said land as soon as may be practical and upon the completion of any drilling or reworking operations, Lessee shall fill and level all pits and ruts, remove all debris, and restore the surface of said land so used by Lessee as nearly as practicable to its condition prior to Lessee's use thereof, except for such permanent production or marketing facilities as Lessee may maintain thereon.

(e) Lessee shall not permit its agents, employees, servants, contractors, subcontractors, service personnel, or others entering upon said land under the authority of this Lease to hunt or fish on any portion of said land or to take any rifle, shotgun, pistol, other firearms, or dogs thereon for any purpose whatsoever. Lessor or Lessor's representatives may inspect any vehicle entering said land and may deny access to said land to anyone found carrying firearms, dogs, or fishing

equipment. Waiver by Lessor of all or any portion of this paragraph shall be effective only by written and signed consent.

(f) Any salt water produced from wells drilled under this Lease shall be disposed of off of said land or shall be reinjected into a subsurface strata at a depth sufficient to protect all oil and/or gas bearing formations and all sources and supplies of fresh and potable water or water suitable for irrigation purposes.

(g) Lessee shall furnish Lessor with full and complete information as to all water zones encountered by Lessee in any well drilled on said land, whether it be a well drilled for oil or gas or a water well. If Lessee desires to abandon any water well drilled by it hereunder, prior to doing so, Lessee shall tender such water well or wells to Lessor, and if Lessor shall elect to accept the same, such water well and all casing therein shall be and become the property of Lessor upon payment to Lessee of the salvage value of the casing in the hole, less the cost of salvaging the same, and thereafter Lessor will assume all risks and obligations attendant to Lessor's ownership and use of said water well or wells. This Lease does not cover or include the right to use any fresh or potable water suitable for drinking, livestock, or agricultural purposes and Lessor expressly reserves all of such water.

(h) Where economically feasible in Lessee's opinion, Lessee agrees to install an electric motor to operate any pumping unit placed by Lessee on said land to produce any well.

(i) Lessee agrees to use reasonable care in the conduct of all operations on said land to prevent injury or damage to the livestock, buildings, or other property of Lessor situated on the surface of said land, or Lessor's water wells and tanks located thereon, and Lessee agrees to pay to Lessor, in Edwards County, Texas, for any and all damages to the surface of said land resulting from operations under this Lease and for all damages to Lessor's livestock, crops, fences, buildings, water wells, tanks, and any other property of Lessor, or of any tenant of Lessor, situated on said land, resulting from operations under this Lease. In addition to any damages which may become payable by Lessee to Lessor as above provided, Lessee shall pay Lessor, in Edwards County, Texas, $500 per well as damages for each well site on tank battery facility not located on a well site pad.

(j) Lessee agrees that the speed limit for all roads utilized by Lessee on said land shall be 20 mph. Lessee shall assist Lessor in enforcing said speed limit and shall post a speed limit sign at each entrance to said land.

(k) Lessee agrees to water all roads utilized by Lessee on said land prior to moving any heavy equipment or drilling rig, and from time to time as may be reasonably necessary during drilling, reworking or workover operations to control dust from vehicular traffic.

(l) In the construction of all drilling pads or locations, tank battery facilities, pipelines, or any other construction requiring excavation, Lessee agrees to segregate and separately store all topsoil and to restore said topsoil to its original position and location at such time as (1) all or any part of the drilling location, tank battery facility or construction site is restored or reclaimed, or (2) the ditch or excavation for any pipeline is backfilled. Upon termination of this Lease as to any land covered hereby, Lessee shall restore the surface of such land used by Lessee to its original condition, as nearly as practical.

(m) Lessee agrees that prior to commencing operations hereunder, any existing road or roads which Lessee plans to use for access to the well site shall be repaired and brought into a good all weather condition at Lessee's sole cost and expense; and, in so doing, Lessee shall be permitted to use free of charge so much caliche from pits located on the leased premises and designated by Lessor as may be reasonably necessary to put said road or roads in a reasonably safe and good condition.

Each payment due to Lessor under this paragraph (other than royalties) shall be payable in advance, unless the amount of such payment cannot be reasonably calculated prior to the event giving rise to payment, in which case such payment shall be made within thirty (30) days after Lessee first utilizes any of the said land for a purpose requiring such a payment to Lessor and shall be paid to Lessor in Edwards County, Texas. If Lessee does not promptly perform any acts required herein to protect or restore the surface of said land, Lessor, after thirty (30) days written notice to Lessee of Lessee's failure to perform, has the right to perform such acts or do the work necessary to protect or restore the surface of said land, as may be necessary, and to submit to Lessee a statement covering the reasonable, actual costs of performing such work and Lessee shall be obligated to promptly pay such statement. If such payment is not paid to Lessor within thirty (30) days from receipt by Lessee of Lessor's statement, until such payment is made Lessor shall have a first lien on Lessee's interest in this lease and all equipment thereon to secure payment of such sums. Notice to Lessee of the existence of such lien shall be effective as of the date of this Lease upon filing notice thereof in the county where the land is located.

This instrument may be executed as one document signed by all parties, or may be executed in multiple counterparts having the same effect as if all parties had signed the same instrument.

IN WITNESS WHEREOF this instrument is executed by the parties hereto effective as of the effective date as specified above.

LESSOR:

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Carol Ann Adamson individually, as Trustee of the Sandra Jym Adamson Trust, and as agent and attorney-in-fact for Sandra Jym Adamson

LESSEE:

UHC Petroleum Corporation

By: ______________________________
Name: Andrew Taylor-Kimmins
Title: President

STATE OF TEXAS §
§
COUNTY OF __________ §

This instrument was acknowledged before me on this the ______ day of ____________, 2010, by CAROL ANN ADAMSON individually, as Trustee of the Sandra Jym Adamson Trust, and as agent and attorney-in-fact for Sandra Jym Adamson.

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Notary Public, State of Texas

STATE OF TEXAS §
§
COUNTY OF HARRIS §

This instrument was acknowledged before me on this the ______ day of ____________, 2010, by ANDREW TAYLOR-KIMMINS, President of UHC PETROLEUM CORPORATION, on behalf of said corporation.

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Notary Public, State of Texas